                                                                  Exhibit 99.A5c


                              VARIABLE ADJUSTABLE LIFE POLICY

                              Variable Benefits

                              Premiums as stated on the Policy Information
                              Page

                              Face Amount and Premium may be adjusted by the owner

                              Participating

THE INITIAL DEATH BENEFIT OF THIS POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON PAGE 1. THE DEATH BENEFIT MAY INCREASE OR DECREASE, AS DESCRIBED ON PAGE 1, DEPENDING ON THE OPTION ELECTED AND ON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. HOWEVER, THE DEATH BENEFIT SHALL NEVER BE LESS THAN THE CURRENT FACE AMOUNT SHOWN ON PAGE 1.

THE ACTUAL CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

Notice of Your Right to Examine this Policy.
It is important to us that you are satisfied with this policy after it is issued. If you are not satisfied with it, you may return the policy to us or your agent by the later of; (a) 10 days after you receive it: (b) 45 days after you signed the application; or (c) 10 days after we mail the notice of your right of withdrawal. If you return the policy, you will receive a full refund of any premiums you have paid within 7 days of the date we receive your notice of cancellation. If you adjust your policy and the adjustment results in an increased premium, you will again have a right to examine the policy. If you are then not satisfied, you may return the policy within the times given above and the requested premium adjustment will be cancelled. You will receive a refund of the additional premium paid within 7 days of the date we receive your notice of cancellation.

READ YOUR POLICY CAREFULLY
THIS IS A LEGAL CONTRACT
  We promise to pay to the beneficiary, subject to the provisions of this policy, the death proceeds when we receive proof satisfactory to us of the insured's death.
  This policy, including any adjustment of it, is issued in consideration of the application for this policy and the payment of the premiums.

90-670

  The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.
  Signed for The Minnesota Mutual Life Insurance Company at St. Paul, Minnesota, on the policy date.

/s/ Richard A. Engan          /s/  Robert J. Hasling
President                             Secretary      Registrar

The Minnesota Mutual Life Insurance Company
400 North Robert Street, Saint Paul, Minnesota  55101-2098

MINNESOTA MUTUAL LIFE


INDEX

Additional Information.......................................................18

Assignment...................................................................18

Beneficiary..................................................................16

Death Benefit.................................................................6

Definitions...................................................................2

Dividends....................................................................14

General Information...........................................................3

Grace Period..................................................................8

Incontestability.............................................................18

Lapse (Premiums)..............................................................8

Nonrepeating Premium..........................................................8

Ownership.....................................................................4

Payment of Proceeds..........................................................15

Policy Adjustments...........................................................13

90-670                                                                   Page 2


Policy Charges.............  4

Policy Loans............... 16

Premiums...................  7

Reinstatement (Premiums)...  8

Separate Account...........  8

Settlement Options......... 15

Suicide Exclusion.......... 18

Surrender.................. 11

Values..................... 10

                            YOUR POLICY INFORMATION

PREMIUM CLASS: STANDARD            INSURED:                     DEAN NELSON

TOTAL PREMIUMS:                    AGE & SEX:                   35-MALE

  ANNUAL        -   $1,819.94      FACE AMOUNT:

  SEMI-ANNUAL   -   $  909.97          $100,000 TO AGE 100

  QUARTERLY     -   $  454.99      POLICY NUMBER:                    1-861-125V

                                   ORIGINAL POLICY DATE: MAR 1 1990

DEATH BENEFIT OPTION ON POLICY DATE- CASH

                        VARIABLE ADJUSTABLE LIFE POLICY
                    PROCEEDS PAYABLE AT DEATH OR SURRENDER
             FACE AMOUNT AND PREMIUM MAY BE ADJUSTED BY THE OWNER
                                 PARTICIPATING

90-670                                                                    Page 3


                                              PREMIUMS     ANNUAL
TYPE OF COVERAGE                   AMOUNT     PAYABLE      PREMIUM
--------------------------------  --------  ------------  ---------

BASIC POLICY                                THROUGH
  WHOLE LIFE INSURANCE            $100,000  FEB 29  2020  $1,750.94

ADDITIONAL AGREEMENTS-                      THROUGH
  WAIVER OF PREMIUM AGREEMENT               FEB 28  2015  $   69.00

AUTOMATIC COST OF LIVING
INCREASE AGREEMENT
  THE COST IS INCLUDED IN THE
  BASIC POLICY PREMIUM.
  THIS AGREEMENT TERMINATES ON
  FEB 20  2011.
  MAXIMUM AMOUNT OF EACH
  COST OF LIVING INCREASE-        $ 50,000

CONTINUED ON PAGE 1B

INSURED: DEAN NELSON       POLICY NUMBER  1-861-125V

ADDITIONAL AGREEMENTS - CONTINUED FROM PAGE 1A
                                                  PREMIUMS            ANNUAL
TYPE OF COVERAGE              AMOUNT              PAYABLE             PREMIUM
                              ------              --------            -------

TOTAL ANNUAL PREMIUM ON POLICY DATE............... ..................$1,819.94

THE ANNUAL ADMINISTRATIVE CHARGE ON THIS POLICY IS $60 PRORATED OVER THE YEAR ON A MONTHLY BASIS.

THERE WILL BE NO CHARGE FOR SURRENDERING YOUR POLICY.

90-670                                                                    Page 4

                            YOUR POLICY INFORMATION

       TABLE OF POLICY VALUES - VARIABLE ADJUSTABLE LIFE- POLICY NUMBER
                                                             1-861-125V
             THESE VALUES DO NOT INCLUDE DIVIDENDS AND ARE SUBJECT
                 TO THE POLICY VALUES SECTION IN THIS POLICY.

                                                  EXTENDED
               POLICY         TABULAR               TERM
             ANNIVERSARY       CASH               INSURANCE
               MAR 01          VALUE*           YEARS    DAYS
                1991             462               2       39
                1992           1,818               7       15
                1993           3,217              10      259
                1994           4,658              13      212
                1995           6,141              15      292
                1996           7,666              17      196
                1997           9,232              19      345
                1998          10,342              20       40
                1999          12,496              21       13
                2000          14,194              21      264
                2001          15,938              22      141
                2002          17,729              22      324
                2003          19,568              23      110
                2004          21,458              23      229
                2005          23.399              23      321
                2006          25,393              24       23
                2007          27,437              24       72
                2008          29,532              24      108
                2009          31,676              24      137
                2010          33,570              24      163
                AGE 60        45,665              25       16
                AGE 62        50,842              25      291
                AGE 65        59,190              **  PAID UP
                AGE 70        65,968              **

            ANNUAL POLICY LOAN INTEREST RATE:  8% PAYABLE IN ARREARS
                 ANNUAL POLICY REINSTATEMENT INTEREST RATE:  8%
    *THE TABULAR CASH VALUE MAY BE MORE OR LESS THAN THE SURRENDER PROCEEDS.

    **VALUES ARE SUFFICIENT ON 02-29-2020 TO PURCHASE A PAID UP POLICY WITH
      A FACE AMOUNT  $100,108

90-670                                                                    Page 5

     INSURED                     AGE                              FACE AMOUNT

     DEAN NELSON                  35                      $100,000 TO AGE 100

                                    NOTICE

     THIS CONTRACT HAS AN ANNUAL ADMINISTRATIVE CHARGE AND CHARGES WHICH ARE ASSESSED AGAINST PREMIUMS, BASE PREMIUMS, NONREPEATING PREMIUMS, YOUR ACTUAL CASH VALUE AND THE SEPARATE ACCOUNT ASSETS.

     A COMPLETE DESCRIPTION OF THESE CONTRACT CHARGES AND THEIR APPLICATION CAN BE FOUND UNDER THE "POLICY CHARGES" SECTIONS OF THE POLICY.

SUMMARY OF POLICY FEATURES

Variability

The net premiums paid for this policy are placed in the separate account; actual cash values will reflect investment experience. Actual cash values are not guaranteed and may be more or less than the tabular cash values shown on page 1. The face amount of this policy is guaranteed as a death benefit for the life of the insured; investment experience may, depending on the death benefit option selected, increase the amount of the death benefit. The policy may provide for a scheduled reduction in face amount at a specified attained age of the insured.

Adjustability (See page 13)

The face amount and annual premium of your policy are shown on page 1. Subject to the limitations described in this policy, you may at any time adjust:

     the face amount, except for increases requiring evidence of insurability after the insured's age 80.

     the premium to any amount from zero to an amount sufficient to provide a policy which will become paid-up after the payment of fifteen annual premiums.

Actual Cash Value

Your policy has an actual cash value which is available to you during the insured's lifetime. You may use the actual cash value:
     to provide retirement income (see page 15).

     as collateral for a loan or as a policy loan (see page 16).

     to continue some insurance protection if you cannot or do not wish to continue paying premiums (see page 7).

90-670                                                                    Page 6
  to obtain cash by surrendering your policy, in full or in part (see page 11).

DEATH PROCEEDS
The amount payable to the beneficiary on the death of the insured is the total of the following amounts:

  The death benefit, which is the greater of the face amount of this policy (see page 1), or the death benefit provided by the variable features of this policy (see page 6).

PLUS Any additional insurance on the insured's life provided by an additional benefit agreement (see page 1).

PLUS Under the Cash Option death benefit, any premium paid beyond the end of the policy month in which the insured died (see page 6).

MINUS Any unpaid policy charges which we assess against actual cash value (see page 5).

MINUS     Any policy loan (see page 16).

SURRENDER PROCEEDS The amount payable to the owner on the surrender of the policy is the surrender value which is:

          The actual cash value of the policy.

MINUS Any unpaid policy charges which we assess against actual cash value (see page 5).

ADDITIONAL BENEFITS
The additional benefits, if any, listed on page 1 are described more fully in the additional benefit agreements.

DEFINITIONS

When we use the following words, this is what we mean:

THE INSURED
  The person whose life is insured under this policy as shown on page 1.

YOU, YOUR
  The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than the insured.

WE, OUR, US
  The Minnesota Mutual Life Insurance Company.

90-670                                                                   Page 7

POLICY DATE
  The effective date of coverage under this policy and the date from which policy anniversaries, policy years, policy months and premium due dates are determined.

POLICY ANNIVERSARY
  The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

WRITTEN REQUEST
  A request in writing signed by you. We also may require that your policy be sent in with your written request.

PREMIUM
  A scheduled payment required for this policy. The premium amounts are shown on page 1.

NONREPEATING PREMIUM
  A payment made to this policy in addition to its scheduled payments.

BASE PREMIUM
  The premium less any amount charged for additional benefits (see page 4).

NET PREMIUM
  The base premium or nonrepeating premium less policy charges assessed against the premium. The net premium is the amount or amounts which are allocated to the guaranteed principal account or separate account.

PROCEEDS
  The amount we will pay under the terms of this policy when your policy is surrendered or when the insured dies.

FACE AMOUNT
  The minimum amount of insurance provided on the death of the insured, subject to the conditions of this policy. The face amount is shown on page 1. Under some schedules of premium and premium paying periods the face amount of insurance may be scheduled to decrease at some specified age of the insured. In those circumstances, that age and face amount are also shown on page 1.

CURRENT FACE AMOUNT
  The face amount of this policy at any time when the policy is valued.

SEPARATE ACCOUNT
  The separate investment account titled "Minnesota Mutual Variable Life Account". We established this separate account for this class of policies under Minnesota law. The separate

90-670                                                                    Page 8
account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

GUARANTEED PRINCIPAL ACCOUNT
  The portion of the general account of Minnesota Mutual which is attributable to this policy and policies of this class, exclusive of policy loans. The description is for accounting purposes only. It does not represent a separate account. It does not represent any division of the general account for the specific benefit of policies of this class.

FUND
  The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT
  All assets of The Minnesota Mutual Life Insurance Company other than those in the separate account or in other separate accounts established by us.

LOAN ACCOUNT
  The portion of the general account of Minnesota Mutual which is attributable to policy loans under this policy and policies of this class. The loan account balance is the sum of all outstanding loans under this policy.

VALUATION DATE
  Any date on which a fund is valued.

VALUATION PERIOD
  The period between successive valuation dates measured from the time of one determination to the next.

UNIT
  A measure of your interest in a sub-account of the separate account.

1940 ACT
  The Investment Company Act of 1940, as amended, or any similar successor federal act.

ACTUAL CASH VALUE
  The sum of the values under this policy in the separate account and the guaranteed principal account. The interest in each is valued separately. They are identified as the separate account actual cash value and the guaranteed principal account actual cash value, respectively. Actual cash value does not include the loan account

  The separate account actual cash value is composed of your interest in one or more sub-accounts of the separate account. For each sub-account, the value is determined by

90-670                                                                    Page 9
  multiplying the current number of sub-account units credited to this policy by the current sub-account unit value. The total of these values will be the separate account actual cash value.

TABULAR CASH VALUE
  The amount which would be equal to the actual cash value of this policy at any time if: all scheduled premiums are paid when due; there in no policy adjustment; there are no policy loans; any percentage increase in the actual cash value matches the policy's assumed rate of return; the net investment experience for each sub-account and/or the interest credited to the guaranteed principal account matches the policy's assumed rate of return; we deduct maximum cost of insurance charges and deduct all other charges as set forth in this policy.

POLICY VALUE
  The actual cash value of this policy, plus any policy loan.

LAPSE
  The insured's life is no longer insured except as may be provided in the Values section of this policy.

TERMINATE
  The insured's life is no longer insured under any of the terms of the policy.

INTEREST CREDITS
  The amount of credit we add to the actual cash value of your policy as the result of a policy loan.

AGE
  The insured's age at nearest birthday.

                              GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?
Your policy, or any adjustment of it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to adjust your policy. Any statements made either by you or by the insured, in the initial application or in any application for adjustment will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or by the insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for adjustment of this policy.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

90-670                                                                   Page 10

Any additional benefit agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THE POLICY?

You can exercise all the rights under this policy during the insured's lifetime by making a written request to us. This includes the right to change the ownership. If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

                                POLICY CHARGES

WHAT TYPES OF CHARGES ARE THERE UNDER THIS POLICY?

Charges under this policy are those which we assess against your premiums, base premiums, nonrepeating premiums, your actual cash value and the separate account assets.

WHAT CHARGES ARE ASSESSED AGAINST PREMIUMS?

Against premiums we assess charges for additional benefits. The charges for additional benefits compensate us for additional benefits which you may choose to make a part of this policy.

WHAT CHARGES ARE ASSESSED AGAINST BASE PREMIUMS?

Against base premiums we assess: (1) the basic and first year sales load; (2) the underwriting charge; (3) the premium tax charge; and (4) the face amount guarantee charge.

  (1) The sales load is for distribution expenses for this class of policies. The basic sales load charge described herein applies to base premiums, less any charge for sub-standard risks. The basic sales load will not exceed 7 percent.

       In addition to the basic sales load, a first year sales load may also be applied. The first year sales load applies to base premiums, less any charge for sub-standard risks, scheduled to be paid in the twelve month period following the policy date and the date of any policy adjustment. The first year sales load will not exceed 23 percent.

       If any adjustment involving an increase in base premium occurs, a first year sales load will be assessed on that increase in premium.

       If any adjustment occurs during a period when a first year sales load is being collected, an additional sales load will be collected over the next twelve months. In that case, that additional first year sales load shall be calculated using a percentage, not to exceed 23 percent, which shall be equal to the first year sales load in effect prior to that adjustment. This percentage shall be applied to the premium amount, determined on the basis of the lesser of the base premium in effect prior to or following the adjustment, to be received during the time from the current adjustment to the end of the period over which the prior first year sales load was being collected. This additional first year sales load will be collected during the twelve month period following the adjustment together with the sales load applicable to the adjustment.

  All of the sales load charges are designed to average not more than 9 percent of the base premiums, less any charge for sub-standard risks, over the lesser of:

       (a)  the life expectancy of the insured at policy issue or adjustment; or
       (b)  15 years from policy issue or adjustment.

  (2) The underwriting charge is for our underwriting costs, which include medical exams, classifying risks and determining insurable interests. The charge shall not exceed $5 per $1,000 of face amount of insurance at issue. We can increase this charge in the future. This charge will be deducted ratably from your payments of the first year base premium. Our then current underwriting charge will also apply to increases in face amount which require new evidence of insurability. In the event of a policy adjustment which results in a face amount increase and premium, you must then remit the then current underwriting charge to us prior to the effective date of the adjustment or we will assess the charge against your actual cash value as a transaction charge on adjustment.

  (3) The premium tax charge is for the average premium tax we pay to state and local governments for this class of policies. The charge is currently 2.5 percent of each base premium. We can increase this charge in the future.

  (4) The face amount guarantee charge is for providing the minimum death benefit under the policy. The charge is 1.5 percent of each base premium. It is guaranteed not to increase.

WHAT CHARGES ARE ASSESSED AGAINST NONREPEATING PREMIUMS?

Against nonrepeating premiums we assess: (1) a basic sales load; and (2) the premium tax charge.
(1) The basic sales load is for distribution expenses for this class of policies. The basic sales load will not exceed 7 percent of each nonrepeating premium.

(2) The premium tax charge is for the average premium tax we pay to state and local governments for this class of policies. The charge is currently 2.5 percent of each nonrepeating premium. We can increase this charge in the future.

WHAT CHARGES ARE ASSESSED AGAINST YOUR ACTUAL CASH VALUE?

Against your actual cash value, we assess: (1) the administration charge; (2) transaction charges; (3) the cost of insurance charge; and (4) the charge for sub-standard risks, if any.

(1) The administration charge is for our administrative expenses, including those attributable to the records we create and maintain for your policy. The administration charge is $60 per contract year.

(2) The transaction charges are for expenses associated with processing transactions. We make a charge of $25 for each policy adjustment. We may also make a charge, not to exceed $10, for each transfer of actual cash value among guaranteed principal account and the sub-accounts of the separate account.

(3) The cost of insurance charge is for providing the death benefit under this policy. The charge is calculated by multiplying the net amount at risk under your policy by a rate which varies with the insured's age, sex and risk class. The rate is guaranteed not to exceed rates determined on the basis of the 1980 Commissioners Standard Ordinary Mortality Tables. The net amount at risk is the death benefit under your policy less your policy value.

(4) The charge for sub-standard risks is for providing the death benefit for policies whose mortality risks exceed the standard. The charge is calculated by multiplying the current face amount under a sub-standard policy by a rate which varies by your sub-standard rating, if any.

When are charges assessed against your actual cash value?

Administration, cost of insurance and sub-standard risk charges are assessed against your actual cash value. This is done monthly on the monthly policy anniversary. In addition, such charges are assessed on the occurrence of the death of the insured, policy surrender, lapse or a policy adjustment.

Transaction charges are assessed at the time of a policy adjustment or when a transfer is made. In the case of a transfer, the charge is assessed against the amount transferred.

Charges will be assessed against your actual cash value. They will be assessed against your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

What charges are assessed against separate account assets?

We assess a mortality and expense risk charge against separate account assets. We also reserve the right to charge or make provisions for income taxes payable by us based on separate account assets.

What is the mortality and expense risk charge?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the policy. The mortality and expense risk charge is deducted from separate account assets on each valuation date at an annual rate of .50 percent of separate account assets.



90-670                                                                   Page 13

                                 DEATH BENEFIT

What proceeds are payable at the insured's death?

The amount payable at the insured's death shall be the death benefit provided by this policy:

     plus any additional insurance on the insured's life provided by an additional benefit agreement;

     plus under the Cash Option, any premium paid beyond the end of the policy month in which the insured died;

     minus any unpaid policy charges; and

     minus any policy loan.

What is the death benefit?

The death benefit is one of the two death benefit options:

(1)  the Cash Option; or
(2)  the Protection Option.

What is the Cash Option?

Under the Cash Option, the death benefit will be the then current face amount. This death benefit will not vary with the investment results of the sub-accounts of the separate account you have elected unless the policy becomes paid-up.

If the policy becomes paid-up, the death benefit under the Cash Option shall be the greater of: the face amount of the policy when it becomes paid-up; or, the amount of insurance which could be purchased at the date of the insured's death using the policy value as the net single premium for that coverage, based upon the policy assumptions and the insured's then attained age.

What is the Protection Option?

Under the Protection Option, the death benefit will vary with the investment results of the sub-accounts of the separate account you have elected. If at the date of the insured's death:

(1) the tabular cash value is greater than the policy value, the death benefit shall be an amount which is equal to the then current face amount; or

(2) the policy value is greater than the tabular cash value, the death benefit shall be an amount which is equal to the then current face amount, plus an additional amount of insurance which is equal to that which could be purchased using the difference between the policy value and the tabular cash value as the net single premium for that coverage, based upon the policy assumptions and the insured's then attained age.


90-670                                                                   Page 14

When is the death benefit determined?

The death benefit is determined on each monthly policy anniversary and as of the date of the insured's death. The death benefit amount as of any other date is available from us on written request.

What policy assumptions are used to determine the death benefit?

There are two assumptions: an interest rate assumption of 4 percent per year and an assumption of mortality based upon the 1980 Commissioners Standard Ordinary Mortality Tables.

How is the death benefit option elected?

You elect a death benefit option on your policy application.

If you fail to make an election, the Cash Option will be in effect.

May the death benefit option be changed?

Yes. You may apply to have the death benefit option changed while this policy is in force by filing a written request with us at our home office. We may require evidence satisfactory to us of the insured's insurability before we allow the change. The change will take effect when we approve and record it in our home office.

What happens when the policy becomes paid-up?

At the time the policy becomes paid-up, we need no additional scheduled premiums in order to provide a death benefit equal to the then current face amount for the life of the insured. You may continue to pay your scheduled premium to the end of your premium paying period shown on page 1. We may or may not accept either nonrepeating premiums after your policy is paid-up or scheduled premiums after your premium paying period. The actual cash value of your policy will never exceed the net single premium with respect to the face amount payable by reason of the insured's death.

How will you know when the policy is paid-up?

We will send you a notice when the policy is paid-up.

Will a paid-up policy have a new face amount?

Yes. A new face amount will be determined when it becomes paid-up. The new face amount will not be less than the face amount of the policy when it became paid-up.

Will policy charges continue to apply to a paid-up policy?

Yes.

                                   PREMIUMS


90-670                                                                   Page 15

When and where do you pay your premiums?

Your first premium is due as of the policy date and must be paid when your policy is delivered. All premiums after the first premium are payable on or before the date they are due and must be mailed to us at our home office or such other place as we may direct.

If you would life a receipt for a premium payment, we will give you one upon request.

How often do you pay premiums?

You may pay your premiums once a year, twice a year, or four times a year. These premiums are shown on page 1 as the annual, semi-annual and quarterly premiums.

If you decide to pay premiums once a year, your annual premium will be due on the policy anniversary.

If you decide to pay premiums more than once a year, your semi-annual premiums will be due every six months and your quarterly premiums will be due every three months. In each year, one of the premium due date must fall on the policy anniversary.

Are there other methods of paying premiums?

Yes. It may be possible for you to make arrangements with your employer to pay your premiums by payroll deduction. Also, with the consent of your financial institution, you may request that your premiums be automatically withdrawn from your account at that institution and paid directly to us. If for any reason your employer or financial institution fails to pay a premium when it is due or if this premium payment arrangement is ended, you must pay an annual, semi-annual or quarterly premium directly to us at our home office before the end of the grace period to keep your policy in force on a premium-paying basis.

Can you stop paying premiums?

Yes. You may adjust the policy to stop paying premiums. A stop premium adjustment is one where, after the adjustment, no further premium is required. You may request a stop premium adjustment at any time your policy has sufficient actual cash value at the date of the request to keep the policy in force until your next policy anniversary. The policy will be adjusted on the basis of no additional scheduled premium and, unless instructed otherwise, the face amount in effect at the time of the adjustment. On a stop premium policy, any scheduled decrease in face amount shall be to zero and the policy will lapse at that time.

Can you pay a nonrepeating premium?

Yes. In addition to premiums shown on page 1, you may at any time pay a nonrepeating premium. The maximum nonrepeating premium is the amount sufficient to change your policy to a paid-up whole life policy for the then current face amount; the minimum is $500. If the policy is paid-up or becomes paid-up as a result of the payment of a nonrepeating premium, we may require you to provide us with evidence satisfactory to us of the insured's insurability.


90-670                                                                   Page 16

Can you pay a premium after the date it is due?

Your policy has a 31-day grace period. This means that if a premium is not paid on or before the date it is due, you may pay that premium during the 31-day period immediately following the due date. Your premium payment, however, must be received in our home office within the 31-day grace period. The insured's life will continue to be insured during this 31-day period.

This 31-day grace period does not apply to the first premium payment. The first premium must be paid on or before the date your policy is delivered.

What happens if a premium is not paid before the end of the grace period?

If a premium is not paid before the end of the 31-day grace period, your policy will lapse and no further premium payments may be made. However, even if your policy lapses, the values, if any, provided for in the Values section of this policy on page 10 will be available to you.

Can you reinstate your policy after it has lapsed?

At any time within three years from the date of lapse, you may ask us to restore your policy to a premium paying status, unless the policy has terminated because the surrender value has been paid or the period of extended insurance has expired. We will require:

(1)  your written request to reinstate this policy;

(2) that you submit to us at our home office during the insured's lifetime evidence satisfactory to us of the insured's insurability so that we may have time to act on the evidence during the insured's lifetime; and

(3) a premium payment which is equal to all overdue premiums with interest at a rate not to exceed 8 percent per annum compounded annually and any indebtedness in effect at the end of the grace period following the date of default with interest at a rate not exceeding 8 percent per annum compounded annually.

Is there a premium refund at the insured's death?

Yes. If the Cash Option death benefit is in effect at the insured's death, we will pay to the beneficiary any part of a paid premium that covers the period from the end of the policy month in which the insured died to the date to which premiums are paid. However, if your policy contains a Waiver of Premium Agreement and the last premium was waived by us under that agreement, we will not refund that premium. Also, we will not refund a nonrepeating premium.

SEPARATE ACCOUNT

How was the separate account established?

We established the separate account under Minnesota law. It is registered as a unit investment trust under the 1940 Act.

What is the purpose of the separate account?

Net premiums allocated to the separate account support the operation of this policy (except extended term coverage, policy loans and settlement options) and others of its class. Assets may


90-670                                                                   Page 17
also be allocated for other purposes, but not for the operation or support of policies other than variable adjustable life.

What separate account options are available?

The separate account is divided into sub-accounts. Currently, it has the following sub-accounts:

     Common Stock
     Bond
     Money Market
     Managed
     Mortgage Securities
     Index
     Aggressive Growth

Net premiums will be allocated to one or more of these sub-accounts or any other which we may add in the future. We reserve the right to add, combine or remove any sub-accounts of the separate account.

What are the investments of the separate account?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for policies of this class, we may substitute another fund. Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the state of Minnesota. If required, that approval process will be on file with the regulatory authorities of the state in which this policy is delivered.

What changes may we make to the separate account?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to be associated with the class of policies to which this policy belongs, to another separate account. If such a transfer is made, the term "separate account", as used in this policy, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

(1)  de-register the separate account under the 1940 Act;

(2) restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the separate account; and

(3)  combine the separate account with one or more other separate accounts.


90-670                                                                   Page 18

How are net premiums allocated?

They are allocated either to the guaranteed principal account or to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. You may change your allocation for future premiums. You may do this by giving us a written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to any alternative must be at least 10 percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than 50 percent of the net premium may be allocated to the guaranteed principal account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after issuance of a policy or a policy adjustment. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

What is a transfer?

A transfer is a reallocation of the actual cash value between the guaranteed principal account and the separate account or among the sub-accounts of the separate account.

May you make transfers of amounts under the policy?

Yes. Transfers may be made by your written request. For transfers out of the separate account or among the sub-accounts of the separate account we will make the transfer on the basis of sub-account unit values as of the end of the valuation period during which your written request is received at our home office. For transfers out of the guaranteed principal account, the transfer will be made on the basis of your guaranteed principal account actual cash value at the time of transfer.

Are there limitations on transfers?

Yes. The amount of actual cash value to be transferred to or from a sub-account of the separate account or the guaranteed principal account must be at least $250. If the balance is less than $250, the entire actual cash value attributable to that sub-account or the guaranteed principal account must be transferred. If a transfer would reduce the actual cash value in the sub-account from which the transfer is to be made to less than $250 we reserve the right to include that remaining sub-account actual cash value in the amount transferred.

The maximum amount of actual cash value to be transferred out of the guaranteed principal account to the sub-accounts of the separate account may be limited to 20 percent of the guaranteed principal account balance. Transfers to or from the guaranteed principal account may be limited to one such transfer per policy year.

Transfers from the guaranteed principal account must be made by a written request. It must be received by us or postmarked in the 30-day period before or after the last day of the policy year.


90-670                                                                   Page 19

Written requests for transfers which meet these conditions will be effective after we approve and record them at our home office.

How are units determined?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which your premium is received at our home office. Once determined, the number of accumulation units will not be affected by changes in the unit value.

How are units increased or decreased?

The number of units of each sub-account credited to your policy will be increased by the allocation of subsequent net premiums, policy dividends, loan repayments, interest credits and transfers to that sub-account. The number of units of each sub-account credited to your policy will be decreased by policy charges to the sub-account, policy loans and unpaid loan interest, transfers from that sub-account and partial surrenders from that sub-account. The number of sub-account units will decrease to zero on a policy surrender, lapse or termination.

How is a unit valued?

The unit value will increase or decrease on each valuation date. The assets of the separate account shall be valued at least as often as any policy benefits vary but not less often than once a month. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

What is the net investment factor for each sub-account?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this policy which are assessed against separate account assets.

The gross investment rate is equal to:

(1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.


90-670                                                                   Page 20

VALUES

Does this policy have cash values?

Yes. This policy has two types of cash values. They are the actual cash value and the tabular cash value.

How is your actual cash value determined?

It is determined separately for your guaranteed principal account actual cash value and for your separate account actual cash value. The separate account actual cash value will include all sub-accounts of the separate account.

The guaranteed principal account actual cash value is the sum of all net premium payments allocated to the guaranteed principal account. This amount will be increased by any interest, dividends, loan repayments, policy loan interest credits and transfers into the guaranteed principal account. This amount will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the sub-accounts of the separate account and charges assessed against your guaranteed principal account actual cash value.

The separate account actual cash value is the sum of units of each sub-account multiplied by the accumulation unit value for that sub-account. The number of units will be increased by any dividends, loan repayments, policy loan interest credits and transfers into a sub-account of the separate account. The number of units will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the guaranteed principal account, and charges assessed against your separate account actual cash value.

Is the actual cash value guaranteed?

No.  Your separate account actual cash value is not guaranteed.

Your guaranteed principal account actual cash value is guaranteed by us. It cannot be reduced by any investment experience of the general account.

What is the tabular cash value of your policy?

A table of tabular cash values is shown on page 1. At your request, we will tell you what the tabular cash values are for any date not shown.

How is the tabular cash value determined?

The methods and factors used to calculate your tabular cash values, reserves and net single premiums are based upon certain mortality and interest assumptions which your state requires us to use. we use the 1980 Commissioners Standard Ordinary Mortality Tables with 4 percent interest.

We have filed the method used to calculate these values with the insurance department in the state in which your policy is delivered. The method we use provides tabular cash values at least


90-670                                                                   Page 21
as great as those provided by the Commissioners Reserve Valuation Method. These tabular cash values and reserves will be greater than, or equal to, the values required by law. The tabular cash values are calculated on the assumption that there is no indebtedness on your policy and that deaths occur at the end of the year. Also, the calculation of the tabular cash values will be made with an allowance for the passage of time and the payment of those premiums paid beyond the last policy anniversary. All tabular values represent the values at the end of the policy year.

Is interest credited on the guaranteed principal account actual cash value?

Yes. Interest is credited on the guaranteed principal account actual cash value of this policy. Interest is credited daily at a rate of not less than 4 percent per year, compounded annually. We guarantee this minimum rate for the life of the policy without regard to the actual experience of the general account.

May additional interest be credited on the guaranteed principal account?

Yes. As conditions permit, we will credit additional amounts of interest to the guaranteed principal account actual cash value.

May the policy be surrendered?

Yes. You may request the surrender of the policy at any time while the insured is living.

What is the surrender value of your policy?

The surrender value is the actual cash value, minus unpaid policy charges which are assessed against actual cash value.

However, if your policy is being used to provide extended term, your surrender value at any time will be the reserve on that insurance. The surrender value of any extended term insurance which is surrendered within 30 days after a policy anniversary will be at least equal to that anniversary value.

The determination of the surrender value is made as of the end of the valuation period during which we receive your surrender request at our home office.

How do you surrender your policy?

Send your policy and a written request for surrender to us at our home office.

Instead of payment in a single sum, you may request that your surrender value be used to provide extended term insurance on the life of the insured.

Is a partial surrender permitted?

Yes. You may make a partial surrender of your actual cash value. The amount of a partial surrender must be $500 or more and it cannot exceed the amount available as a policy loan. This is a policy adjustment as described on page
13. A partial surrender will cause a decrease in the face amount equal to the amount surrendered.


90-670                                                                   Page 22

May you direct us as to how partial surrenders will be taken from actual cash value?
Yes. You may tell us the sub-accounts from which a partial surrender is to be taken or whether it is to be taken in whole or in part from the guaranteed principal account. If you do not, partial surrenders will be deducted from your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

What happens if the premium due on your policy is not paid?

Your policy will lapse if the premium due is not paid before the end of the grace period. If your policy has no actual cash value it will terminate. If your policy has a surrender value it will be used to provide either:
(1)  a single sum payment of that value to you, thereby terminating this policy;
     or
(2)  extended term insurance.

Unless, within 62 days of the date of the first unpaid premium, you request a single sum payment of your surrender value at the end of the grace period, we will apply it to purchase extended term insurance on the insured's life. This insurance will be effective as of the due date of the last unpaid premium and no further premiums will be due. You may reinstate your policy as described in the Premiums section on page 7.

May automatic premium loans be used to keep the policy in force?
Yes.  Please see the section on policy loans (see page 16).

What is extended term insurance?
After your policy lapses, the surrender value of your policy as of the end of the grace period is applied as a net single premium to buy extended term insurance for as long a period as the premium will purchase. This extended term coverage has fixed benefits. Extended term benefits are not provided by the separate account and they will not vary during the extended term insurance period. The amount of this insurance will be equal to the face amount of your policy, less the amount of any policy loan at the date of lapse. At the end of the extended term period all insurance under this policy will terminate and this policy will have no further value.

May policy payments be deferred?
Yes. We reserve the right to defer policy payments for up to six months from the date of your written request, if such payments are based upon policy values which do not depend on the investment performance of the separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at 4 percent per annum for the period during which payment is postponed. Otherwise, this right of deferral will be: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

90-670                                                                   Page 23

How will you know the status of your policy?
Each year we will send you a report. This report will show your policy's status. It will include the actual cash value, the tabular cash value, the face amount and the variable death benefit as of the date of the report. It will also show the premiums paid during the year, policy loan activity and the policy value. The report will be sent without cost to you. The report will be as of a date within two months of its mailing.

POLICY ADJUSTMENTS

What types of adjustments can be made to this policy?
Except while the policy is on extended term, you may ask us to make any of the four following policy adjustments:

(1)  increase or decrease the current face amount;
(2)  increase or decrease the premium;
(3)  make a partial surrender;
(4)  adjust the policy to a "stop premium."

You may request a policy adjustment by completing an application for adjustment. Adjustments will not apply to any additional benefit agreements attached to your policy.

Are there any adjustment limitations?
Yes. An adjustment must satisfy certain limits on premiums, face amount and the attained age of the insured at which an adjusted policy may provide for a scheduled reduction in face amount. Other limitations on adjustments and on combinations of adjustments may apply. Our approval on any adjustment is required. The current limits on adjustments are those described here.

An adjustment may not result in more than a paid-up whole life plan for the then current face amount. After age 80, increases requiring evidence of insurability will not be allowed.

Any adjustment for a change of premium must result in a change of the annual premium of at least $100.

An adjustment with an increase in premium must result in a policy which is scheduled to become paid-up only after the payment of fifteen annual premiums or to age 100, if less. In addition, any policy must have a minimum annual base premium of at least $300.

Any adjustment for a change of the face amount must result in a change of the face amount of at least $5,000, except for face amount changes which are the result of a Cost of Living Increase Agreement change, or a partial surrender under the policy, or unless a small change in face amount is required to avoid a violation of the limitations pertaining to plans of insurance.

After adjustment, other than an adjustment to stop premium, the policy must provide a level face amount of insurance to the next policy anniversary after the greater of: (a) five years from the

90-670                                                                   Page 24
date of adjustment; or (b) ten years from the date of issue. An adjustment to stop premium requires that a policy have an actual cash value at the time of the adjustment as would be sufficient to keep the policy in force until the next policy anniversary.

What effect will an adjustment have on the policy's tabular cash values?
After adjustment, the tabular cash value shall be equal to the greater of the policy value or the tabular cash value prior to that adjustment, plus any nonrepeating premium credited to the separate account at the time of the adjustment and minus the amount of any partial surrender made at the time of the adjustment.

May evidence of insurability be required?
Yes. We will require evidence satisfactory to us of the insured's continued insurability. We will need this evidence for adjustments which increase the current face amount or for adjustments which retain the face amount while also making a partial surrender. All other adjustments may be made without evidence of insurability.

What if the insured is disabled?
If this policy contains a Waiver of Premium Agreement and if you are receiving, or are entitled to receive, the waiver of premium benefit, no adjustments under this provision will be allowed, except as provided in the Waiver of Premium Agreement.

When will an adjustment be effective?
Any adjustment you request will not become effective until after we approve and record it at our home office.

When we approve your written request for an adjustment, we will send you a new page 1. A copy of your adjustment application will be attached to that new page
1. We may require that you return your policy to our home office for attachment of the new page 1 or we may simply mail it to you at your last known address and ask you to attach it to your policy. In either event, the new page 1 and its application will become part of this policy.

What will be the effect of the policy adjustments?
The effects of policy adjustments are shown below.

90-670                                                                   Page 25


IF YOU MAKE THIS KIND        UNDER THIS CONDITION              IT WILL DO THIS:
OF ADJUSTMENT,

Decrease the current face    while the premium remains         any scheduled decrease
amount...                    the same...                       in the current face
retain the current face      while the premium increases...    amount will take place
amount                                                         at an increased age of
                                                               the insured; a scheduled
                                                               decrease in the face amount
                                                               will be eliminated; or the
                                                               premium paying period
                                                               will be shortened.

Increase the current face    with no increase in premium...    any scheduled decrease
amount...                                                      in the current face amount will
Retain the current face      while the premium                 take place at a decreased age of
amount...                    decreases...                      the insured; a scheduled
If you make a partial        while the premium and             decrease in the face amount
surrender...                 face amount remain the same...    will occur; or the premium
                                                               paying period will be
                                                               lengthened.

Stop premium...              while the face amount             any scheduled decrease in the
                             remains the same...               current face amount
                                                               will take place at a decreased
                                                               age of the insured or, a
                                                               schduled decrease in the face
                                                               amount will occur; and no
                                                               insurance will be provided
                                                               after the decrease.

You may request a description of the effect of other types or combinations of adjustments from us.

DIVIDENDS

What is a dividend?
Each year we determine if your policy will share in our divisible surplus. We call this a dividend.

Will your policy receive dividends?
Generally, no. However, there may be times when we declare a dividend on your policy.

How can your dividends be applied?
Dividends, if received, may be added to your actual cash value or, if you so elect, they may be paid in cash.

90-670                                                                   Page 26

May you tell us how to allocate dividends?

Yes. A dividend will be allocated to the guaranteed principal account or to the sub-accounts of the separate account in accordance with your instructions for new premiums. In the absence of instruction, dividends will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those actual cash values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

PAYMENT OF PROCEEDS

When will the policy proceeds by payable?

The proceeds of this policy will be payable if the policy is surrendered while it is in force or if we receive proof satisfactory to us of the insured's death. These events must occur while the policy is in force. The proceeds will be paid at our home office and in a single sum unless a settlement option has been selected. We will deduct any indebtedness from the proceeds. Proof of any claim under this policy must be submitted in writing to our home office.

We will pay interest on single sum death proceeds from the date of the insured's death until the date of payment. Interest will be at an annual rate determined by us, but never less than 4 percent.

Can proceeds be paid in other than a single sum?

Yes. You may, during the insured's lifetime, request that we pay the proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right.

The following settlement options are all payable in fixed amounts as are described below. These payments do not vary with the investment performance of the separate account.

  Option 1 -- Interest Payments

    Payment of interest on the proceeds at such times and for a period that is agreeable to you and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

  Option 2 - Payments for a Specified Period

    Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any period not shown will be furnished upon request.

               Number of Years      Monthly Payments


                       5                 $18.32
                      10                  10.06
                      15                   7.34
                      20                   6.00
                      25                   5.22

  Option 3 - Life Income

    Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and sex. Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any ages not shown will be furnished upon request.

                                  Life Income with Payments
               Age        Life          Guaranteed for
            of Insured   Income  5 years  10 years  20 years
           -----------   ------  -------  --------  --------

               50        $4.71    $4.71     $4.68     $4.57
               55         5.13     5.12      5.07      4.86
               60         5.69     5.66      5.57      5.18
               65         6.47     6.41      6.21      5.50
               70         7.56     7.42      7.00      5.76

  Option 4 - Payments of a Specified Amount
    Monthly payments of a specified amount until the proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, which will state the terms and conditions under which the payments will be made.

Can a beneficiary request payment under a settlement option?

A beneficiary may select a settlement option only after the insured's death. However, you may provide that the beneficiary will not be permitted to change the settlement option you have selected.

Are the proceeds exempt from claims of creditors?

To the extent permitted by law, no payment of proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the insured's death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

What is the guaranteed interest rate on settlement options?

The minimum amount of interest we will pay under any settlement option is 4 percent per annum. Additional interest earnings, if any, on deposits under a settlement option will be payable as determined by us.

BENEFICIARY

To whom will we pay the death proceeds?

When we receive proof satisfactory to us of the insured's death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

What happens if one or all of the beneficiaries dies before the insured?

If a beneficiary dies before the insured, that beneficiary's interest in the policy ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the death proceeds. If no beneficiary survives the insured we will pay the death proceeds of this policy to you, if living, otherwise to your estate, or to your successor if you are a corporation no longer in existence.

Can you change the beneficiary?

Yes. If you have reserved the right to change the beneficiary you can file a written request with us to change the beneficiary. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until we record it in our home office. After we record it, the change will take effect as of the date you signed the request. However, if the insured dies before the request has been so recorded, the request will not be effective as to those death proceeds we have paid before your request was so recorded.

POLICY LOANS

Can you borrow money on your policy?

Yes. You may borrow up to the maximum loan amount. This amount is determined as of the date we receive your request for a loan. We will require your written request for a policy loan. We will charge interest on the loan in arrears.

At your request, we will send you a loan agreement for your signature. The policy will be the only security required for your loan.

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When the policy loan is to come from your guaranteed principal account actual cash value, we have the right to postpone your loan for up to six months. We cannot do so if the loan is to be used to pay premiums on any policies you have with us.

What is the total amount available for policy loans?

The total amount available for loans under your policy is 90 percent of the policy value (see page 10). Your policy value will be determined as of the date we receive your written request for a loan at our home office.

What is the effect of a policy loan?

When you take a loan we will reduce the actual cash value of the policy. It will be reduced by the amount you borrow. This determination will be made as of the end of the valuation period during which your loan agreement is received at our home office.

How does a policy loan reduce the actual cash value?

Unless you direct us otherwise, the policy loan will be taken from your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

Policy loans shall be transferred to the loan account. The loan account continues to be a part of the policy in the general account.

The policy value of your policy may decrease between premium due dates. If your policy has a policy loan and no actual cash value the policy will lapse.

What rate of interest do you have to pay?

The interest rate on indebtedness will not be more than the rate shown on page 1 of this policy. The interest rate on indebtedness will not be more than that permitted in the state in which the policy is delivered. We may, however, charge you interest at a lower rate, which we will determine, from year to year. If we announce a lower policy loan interest rate, we may subsequently raise the interest rate gain. The increase will apply to outstanding loans. However, we will not increase the interest rate more than once a year and the annual increase will not exceed 1 percent per year.

When is policy loan interest due and payable?

Policy loan interest is due on the date of the death of the insured, on a policy adjustment, surrender, lapse, a policy loan transaction and on each policy anniversary.

If you do not pay the interest on your loan in cash, your policy loan will be increased by an additional policy loan in the amount of the unpaid interest. It will then be charged the same rate of interest as your loan. Your actual cash value will be reduced by the amount of the policy loan and unpaid policy loan interest when it is due.

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How and when can you repay your loan?

If your policy is in force, your loan can be repaid in part or in full at any time before the insured's death. Your loan may also be repaid within 60 days after the date of the insured's death if we have not paid any of the benefits under this policy. Any loan repayment must be at least $100 unless the balance due is less than $100.

How are loan repayments allocated?

Loan repayments are allocated to the guaranteed principal account until all loans from the guaranteed principal account have been repaid.

Thereafter, loan repayments are allocated to the guaranteed principal accounts or the sub-accounts of the separate account as you direct.

In the absence of your instructions, loan repayments will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

Loan repayments reduce your loan account by the amount of the loan repayment:

What is the rate of interest credited to a policy as a result of a policy loan?

Interest credits shall be at a rate which is not less than your policy loan interest rate minus 2 percent per annum.

When are interest credits on a policy loan allocated to your actual cash value?

Policy loan interest credits are allocated to your actual cash value as of the date of the death of the insured, on a policy adjustment, surrender, lapse, a policy loan transaction and on each policy anniversary.

How are policy loan interest credits allocated?

Policy loan interest credits are allocated to the guaranteed principal account and separate account following your instructions to us. We will use your instructions for the allocation of net premiums. In the absence of such instructions, this amount will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

What happens if you do not repay your loan?

If your policy has indebtedness, your policy will remain in force so long as it has actual cash value. If it does not, your policy will lapse.

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In this event, to keep your policy in force, you will have to make a loan repayment. We will give you notice of our intent to terminate the policy and the loan repayment required to keep it in force. The time for repayment will be within 31 days after our mailing of the notice.

Can you arrange for automatic premium loans to keep your policy in force?

Yes. If you asked for this option in your application, or if you write us and ask for this option after your policy has been issued, we will make automatic premium loans. You can also write to us at any time and tell us you do not want this option. If you have this option and you have not paid the premium that is due before the end of the grace period, we will make a policy loan to pay the premium. However, in order for this to occur, the amount available for a loan must be enough to pay at least a quarterly premium. If the loan value is not enough to pay at least a quarterly premium, your policy will lapse.

Is there a minimum policy loan?

Yes. Any policy loan we pay in cash must be in an amount of at least $100. A policy loan may be in a lesser amount if it is used to pay a premium under the automatic premium loan provisions.

ADDITIONAL INFORMATION

Can you assign your policy?

Yes. Your policy may be assigned. The assignment must be in writing and filed with us at our home office. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any proceeds which become payable to the assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of that interest.

What if the insured's age is misstated?

If the insured's age has been misstated, the amount of proceeds will be adjusted to reflect cost of insurance charges and the cost of insurance charges for sub-standard risks, if any, based upon the insured's correct age.

When does your policy become incontestable?

After this policy has been in force during the insured's lifetime for two years from the original policy date, we cannot contest this policy, except for the nonpayment of premiums. However, if there has been a face amount increase for which we required evidence of insurability, that increase will be contestable for two years, during the lifetime of the insured, from the effective date of the increase.

Is there a suicide exclusion?

If the insured, whether sane or insane dies by suicide, within two years of the original policy date, our liability will be limited to an amount equal to the premiums paid for this policy. If there has been a face amount increase for which we required evidence of insurability, and if the insured

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dies by suicide within two years from the effective date of the increase, our liability with respect to that increase will be limited to an amount equal to the premiums paid for such increase.

May the policy be converted?

Yes. While this policy is in force and while the required premiums are fully paid you may convert this policy. This right is in addition to your right to make described policy adjustments. This policy, before the death of the insured, may be converted to any adjustable life policy, with a fixed death benefit and fixed cash values, which we may then offer. The converted policy shall have the same face amount as is currently provided by this policy. The issue age and risk class of the insured shall be as stated in this policy. The premium provided in the converted policy may be different.


VARIABLE ADJUSTABLE LIFE POLICY

Variable Benefits

Premiums as stated on the Policy Information Page

Face Amount and Premium may be adjusted by the owner

Participating

You are a member of the Minnesota Mutual Life Insurance Company. Our annual meetings are held in our home office on the first Tuesday in March of each year at three o'clock in the afternoon.

The Minnesota Mutual Life Insurance Company
400 North Robert Street, St. Paul, Minnesota
55101-2098

MINNESOTA MUTUAL

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